Exhibit (10)(a)(5)
AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement, effective as of January 1, 2008 (this "Agreement"), is between PATRIOT NATIONAL BANK, a national banking association with headquarters located in Stamford, Connecticut (the "Bank"), PATRIOT NATIONAL BANCORP, INC., a Connecticut corporation ("Bancorp") and Robert F. O'Connell of Walpole, Massachusetts (the "Executive").

RECITALS

WHEREAS, the Executive and the Bank entered into the amended and restated Employment Agreement dated as of February 19, 2004 (the "Employment Agreement") and the Executive and the Bank desire to modify certain provisions of the Original Employment Agreement and to amend and restate such agreement in its entirety as set forth herein;

WHEREAS, the Executive and the Bank desire that the Executive be employed by the Bank as Chief Financial Officer and Senior Executive Vice President. The Executive and the Bank desire to enter into this Employment Agreement with Executive for several primary reasons: (1) to provide Executive with job security, particularly in the event that the Bank experiences a change-of-control; (2) to provide further incentive to Executive in the discharge of his responsibilities to the Bank; and (3) to define Executive's duties and terms of employment;

WHEREAS, the Bank and Executive contemplate that the Bank will: (i) disclose to Executive information concerning the Bank's business affairs, including certain confidential information; and (ii) assist Executive in establishing goodwill and rapport with certain customers of the Bank. The use by Executive of this information, goodwill and rapport in competing with or in aiding others in competing with the Bank would have a detrimental effect on future profitable operations of the Bank.

NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter described, the parties hereby amend and restate the Original Employment Agreement in its entirety and agree as follows:

1.           Term of Employment.  The Bank agrees to employ Executive, and Executive agrees to accept employment with the Bank for a term commencing as of the date hereof and continuing until December 31, 2010, unless sooner terminated as provided in this Agreement (the "Employment Period"). The Bank further agrees to participate in discussions with Executive promptly following the second anniversary of the date hereof for the purpose of determining whether a further extension to this Agreement is acceptable to the parties hereto, it being understood that neither party shall have any binding obligation to further extend the Employment Period, provided however that in all events, the Executive shall be required to and hereby agrees to provide the Bank with not less than six months prior written notice in the event the Executive determines not to seek an extension of the Employment Period or otherwise determines to terminate his employment with the Bank.  In the event the Bank does not provide the Executive with 12 months notice prior to informing him of the decision by the bank not to renew his employment contract, the Executive will be entitled to a severance payment equal to 12 months salary at the Executive’s current rate of salary.

2.           Duties.

(a)           During the Employment Period, Executive shall perform the duties and exercise the powers relating to the office of Chief Financial Officer and Senior Executive Vice President, including all duties assigned to Executive by the Chief Executive Officer of the Bank. All duties assigned shall be consistent with the customary duties of the above-described offices at a national bank.

(b)           During the Employment Period, Executive shall devote his entire business time, best efforts and ability to the business of the Bank, shall faithfully and diligently perform his duties, shall comply in all material respects with the overall policies established by the Board of Directors of the Bank and shall do all that is reasonably in his power to promote, develop and extend the business of the Bank. Notwithstanding the foregoing, it is understood that the Executive shall be permitted to continue to serve on various civic and non-profit organizations approved by the Bank.

3.           Compensation and Benefits.

(a)           Base Salary. The Bank shall pay Executive as compensation for his services during the Employment Period an annual base salary of Two Hundred Fifty Thousand ($250,000.00) Dollars for the period ending on December 31, 2008 (the "Base Salary"). Salary payments shall be made in equal installments consistent with the Bank's standard payroll practices for its officers. The Base Salary shall be reviewed by the Board of Directors each year during the Employment Period and set by the Board of Directors in an amount not less than the stated contract salary; any increase in Base Salary in excess of the stated contract may take the form of a contingent increase based upon the achievement of articulated personal or corporate goals, or both, at the discretion of the Board of Directors. If, for any calendar year commencing on or after 2007, Executive's total compensation is not increased from the prior calendar year by at least the average of the increase in total compensation in such year for all officers of the Bank at the vice president level and above, then Executive shall have the right, by notice in writing to the Bank within thirty (30) days after such compensation increases are determined, to terminate this Agreement as of the date which is six months after the date of such notice, provided that in such event, Executive shall be bound by the provisions of Section 6 herein but only for a period of ninety (90) days instead of one year.

(b)           Expenses. Upon submission of appropriate invoices or vouchers, the Bank shall pay or reimburse Executive for all reasonable expenses incurred by him in the performance of his duties under this Agreement in furthering the business, and in keeping with the policies, of the Bank.

(c)           Vacation. Executive shall be entitled to four (4) weeks paid vacation each contract year, to be taken each year at a time or times as shall be mutually agreed upon by the Bank and Executive and consistent with applicable regulatory requirements. If Executive fails to use all of his vacation time during a particular calendar year, the unused portion shall not be carried over to the subsequent year, unless approved in writing by the Chief Executive Officer or the Chairman of the Board of the Directors.

(d)           Cash Incentive Compensation. The Board of Directors, in its sole discretion, may authorize the payment of special cash incentive compensation to Executive from time to time in excess of the amount stated in any documented regular cash incentive plans. Any such special payment of incentive compensation will not set a precedent requiring or suggesting that similar incentive compensation will be paid in the future. The Bank's Board of Directors will consider the adoption of documented regular cash incentive compensation plans whereby the Executive would receive specific cash compensation for the achievement of articulated goals as determined by the Board of Directors. Any such regular cash incentive compensation shall be separate and apart from any special cash incentive compensation.

(e)           Insurance Policies.

(i)            Term Life Insurance. During the Employment Period, Bank shall provide term life insurance coverage for Executive in such form and amount as is not less favorable than that coverage provided by the Bank to other Bank employees from time to time generally.

(ii)            Disability Insurance. During the Employment period, Bank shall provide Executive with disability insurance coverage in such form and amount consistent with that provided to other Bank employees generally.

(f)           Benefits. During the Employment Period, Executive shall be entitled to and shall be included under the same rules or restrictions in any employee welfare and retirement plan or program of the Bank available generally to its employees and/or officers including, without limitation, plans for hospital services, medical services benefits, sick pay, dental and other health plans.

(g)           Stock Plans. During the Employment Period, Executive may be included in any stock incentive, stock option, or stock compensation plan as the Board of Directors of the Bank may determine. Such plans may be documented by the Board of Directors and the Executive from time to time.

4.           Disability. If during any period in which Executive shall have continued to perform his duties as an employee of the Bank, Executive shall incur a total or partial disability (as defined in subsection (d) below), then until the earlier of (a) 180 days after the date such disability is incurred, or (b) the expiration of the term of the Employment Period (either shall be termed the "Disability Period"), the Bank shall pay Executive during the Disability Period on the basis of his then-regular salary (any payments that Executive does or would otherwise receive pursuant to the Bank's; disability coverage for employees generally for this period of disability shall be set off against these payments).

(a)           If Executive's total disability shall terminate prior to the expiration of the Employment Period, then Executive shall return to full and active employment with the Bank under the terms of this Agreement; provided that if he shall again become disabled within a period of three (3) months after such return, other than by reason of an event which is not causatively related to his original disability, then Executive shall be deemed to have been continuously disabled from the date he incurred his original disability;

(b)           In the event Executive shall incur a partial disability (as defined in (d) below), then during the period of the partial disability, the compensation to be paid to him in consideration of his services to the Bank shall be equitably adjusted to reflect the time that he is able to devote to the affairs of and the value of the service he is able to impart to the Bank; provided, however, that during the Disability Period, the compensation shall not be less than Executive would have received under this Section 4 had he been totally rather that partially disabled (this is to say, he shall receive his then-regular salary for that Disability Period);

(c)           Payments to Executive under this Section 4 shall be reduced by the amounts, if any, as may be payable to him by reason of his disability under policies of insurance maintained and/or paid for by the Bank;

(d)           As used in this Agreement, the term "total disability" shall mean a disability such that, for physical or mental reasons, Executive is unable to perform substantially his obligations hereunder for the reasonably foreseeable future (not less than 90 days), as determined by the Bank's Board of Directors after considering competent medical evidence. As used in this Agreement, the term "partial disability" shall mean a disability, other than a total disability, such that, for physical or mental reasons, Executive is unable to perform a material portion of his usual duties at the Bank on a full-time basis as determined by the Bank's Board of Directors after considering competent evidence.

5.           Termination.

(a)           Termination by Death. If Executive dies during the Employment Period, the Bank's obligations under this Agreement shall terminate immediately and Executive's estate shall be entitled to all arrearages of salary and expenses but shall not be entitled to further compensation.

(b)           Termination With or Without Cause. This Agreement and Executive's employment with the Bank may be terminated for cause at any time upon notice from the Bank to Executive, which notice shall set forth the facts on which the termination is based. Upon termination, Executive shall be entitled to all arrearages of salary and expenses, but shall not be entitled to further compensation or benefits.

As used in this Agreement, and without limitation, "cause" shall include: (i) Executive's conviction by any trial court of any crime involving fraud, embezzlement, theft or dishonesty; (ii) serious willful misconduct by Executive, including personal dishonesty in connection with Bank business or customers or the breach of a fiduciary duty to the Bank or its customers; (iii) the total disability of Executive, as defined in Section 4 above; (iv) any material breach by Executive of this Agreement; or (v) if the Bank's regulatory authorities issue an order removing Executive from his positions at the Bank, or if such regulatory authorities inform the Directors that continuation of Executive in his position at the Bank would constitute an unsafe and unsound banking practice.

Executive's employment may be terminated by the Bank without cause at any time, provided that, in such event, Bank shall pay Executive, in one lump-sum payment within thirty (30) days after such termination, an amount equal to the higher of the following: (i) that amount which is equal to the aggregate amount of salary payments that would be made to Executive for the remainder of the Employment Period, calculated at the Executive's then annual Base Salary; or (ii) that amount which is equal to one year (12 months) Base Salary, calculated at Executive’s then Base Salary, whichever is greater.

In addition, if Executive is terminated without cause, the Bank shall either continue to carry Executive at no additional cost to him under the Bank's employee hospital, medical services, dental and other health plans for the remainder of the Employment Period, or, if he is not eligible for continued coverage under such plans, pay the cost of similar coverage for Executive pursuant to COBRA or similar private insurance plans offering comparable coverage.

In addition to the foregoing, in the event that Executive's employment is terminated by the Bank without cause following the occurrence of a "Change of Control" as defined in that certain Amended and Restated Senior Management Change of Control Agreement dated as of January 1, 2007 between the Executive and the Bank (the "Change of Control Agreement"), the Executive shall be entitled to receive the higher of (i) the payment amount calculated pursuant to the third paragraph of this Section 5(b), or (ii) the amount payable pursuant to the Change of Control Agreement, but the Executive shall not be entitled to receive both of the aforesaid payment amounts.

(c)           Immediate Cessation of Employment. In the event Executive's employment terminates pursuant to subparagraph (b), the Bank may further direct Executive to cease immediately his activities on behalf of the Bank and to discontinue using any of the Bank's facilities.

(d)           Survival. Anything in this Agreement to the contrary notwithstanding the provisions of Sections 6, 7, 8, 9, and 10 shall survive the termination of Executive's employment with the bank.

6.           Non-Competition Agreement.

(a)           Executive absolutely and unconditionally covenants and agrees with the Bank that, from the period commencing on the date of this Agreement and continuing for a period of one (1) year following the termination of his employment as provided for in this Agreement, Executive will not, anywhere in the Restricted Area (as defined in subparagraph (b) below), either directly or indirectly, solely or jointly with any person or persons (a "Competitor"), as an employee, consultant, or advisor (whether or not engaged in business for profit), or an individual proprietor, partner, shareholder (provided that share ownership of less than 5% of the share voting power shall be permitted), director, officer, joint venturer, investor (provided that such investment will not be a violation if it is limited to less than 5% of the ownership of such entity), lender, or in any other capacity, compete with the business of the Bank (i) as conducted as of the date of execution of this Agreement; or (ii) as conducted during the Employment Period; or (iii) as conducted as of the end of the Employment Period or (iv) as proposed to be conducted by the Bank as of the end of the Employment Period (collectively, the "Business"). Notwithstanding the foregoing, the provisions of this Section 6 (a) shall not apply in the event that (i) the Executive's employment is terminated by the Bank other than for cause during the last six months of the Employment Period or (ii) the Executive is employed by the Bank for the entire three (3) year term hereof and the Bank then determines not to further renew or extend this Agreement on substantially similar terms. In either of the foregoing events, however, the terms of Sections 7 and 8 hereof shall continue to be binding upon the Executive.

(b)           As used in this Section 6: (i) the term "compete" shall mean engaging, participating, or being involved in any respect in the business of banking, or furnishing any aid, assistance or service of any kind to any person in connection with, the Business and shall include, without limitation, being employed by any banking institution which has a branch or other place of business in the Restricted Area; (ii) the term "Restricted Area" shall mean Greenwich, Stamford, Darien, New Canaan, Norwalk, Westport and any other town or city in which the Bank has an office or a branch as of the time of the termination of employment.

(c)           If a Court or arbitration panel concludes through appropriate proceedings that Executive has breached the covenant set forth in this Section, the term of the covenant shall be extended to a term equal to the period for which Executive is determined to have breached the covenant.

7.           Covenant Not to Disclose. Executive agrees that, by virtue of the performance of the normal duties of his position with the Bank and by virtue of the relationship of trust and confidence between Executive and the Bank, he possesses and will possess certain data and knowledge of operations of the Bank which are proprietary in nature and confidential.  Executive covenants and agrees that he will not, at any time, whether during the term of this Agreement or otherwise, reveal, divulge or make known to any person (other than the Bank) or use for his own account, any confidential or proprietary record, data, trade secret, price policy, rate structure, personnel policy, method or practice of obtaining or doing business by the Bank, or any other confidential or proprietary information whatever (the "Confidential Information"), whether or not obtained with the knowledge and permission of the Bank and whether or not developed, devised or otherwise created in whole or in part by his efforts. Executive further covenants and agrees that he shall retain all such knowledge and information which he shall acquire or develop respecting such Confidential Information in trust for the sole benefit of the Bank and its successors and assigns.

8.           Non-Interference Covenant. Executive covenants and agrees that he will not, for a period of one (1) year following the termination of this Agreement, directly or indirectly, for whatever reason, whether for his own account or for the account of any other person, firm, corporation or other organization: (i) solicit, employ, or otherwise interfere with any of the Bank's contracts or relationships with any employee, officer, director or any independent contractor who is employed by or associated with the Bank at the time of termination of this Agreement; or (ii) actively solicit, or cause to be solicited or otherwise actively interfere with any of the Bank's contracts or relationships with any independent contractor, customer, client or supplier of the Bank. It shall not constitute a violation of this Section 8 if customers, clients or employees follow Executive to his new place of employment without any independent solicitation on the part of Executive (or caused by Executive) or if such customers or clients respond to any mass advertising solicitation conducted independently by Executive's new employer without input from Executive.

9.           Business Materials and Property Disclosure. All written materials, records, and documents made by Executive or coming into his possession concerning the business or affairs of the Bank shall be the sole property of the Bank and, upon termination of his employment with the Bank, Executive shall deliver the same to the Bank and shall retain no copies. Executive shall also return to the Bank all other property in his possession owned by the Bank upon termination of his employment.

10.           Breach by Executive. It is expressly understood, acknowledged and agreed by Executive that: (i) the restrictions contained in Sections 6, 7, 8, and 9 of this Agreement represent a reasonable and necessary protection of the legitimate interests of the Bank and that his failure to observe and comply with his covenants and agreements in those Sections will cause irreparable harm to the Bank; (ii) it is and will continue to be difficult to ascertain the nature, scope and extent of the harm; and (iii) a remedy at law for such failure by Executive will be inadequate. Accordingly, it is the intention of the parties that, in addition to any other rights and remedies which the Bank may have in the event of any breach of said Sections, the Bank shall be entitled, and is expressly and irrevocably authorized by Executive, to demand and obtain specific performance, including without limitation, temporary and permanent injunctive relief, and all other appropriate equitable relief against Executive in order to enforce against Executive, or in order to prevent any breach or any threatened breach by Executive, of the covenants and agreements contained in those Sections.

11.           Regulatory Restrictions. Notwithstanding any provision to the contrary in this Agreement, the Bank shall not be required under this Agreement to continue Executive in his position(s) at the Bank, or to make any payments to Executive, if the regulatory authorities having jurisdiction over the Bank order the Executive's removal from the Bank, or if such regulations determine that any payment wold constitute an illegal "excess parachute" payment under 12 U.S.C. Section 1828(k) and regulations promulgated thereunder, or an "unsafe or unsound banking practice" pursuant to 12 U.S.C. Section 1818(b).

12.           Arbitration. Any dispute whatsoever relating to the interpretation, validity or performance of this Agreement, or any other dispute arising out of this Agreement which cannot be resolved by any party upon thirty (30) days' written notice to the other party shall be settled by arbitration in the City of Stamford, Connecticut, in accordance with the rules then prevailing of the American Arbitration Association, and the judgment upon the award rendered by the arbitrators may be entered in any court of competent jurisdiction. It is the purpose of this Agreement, and the intent of the parties hereto to make the submission to arbitration of any dispute or controversy arising out of this Agreement, as set forth hereinabove, an express condition precedent to any legal or equitable action or proceeding of any nature whatsoever.

13.           General Provisions:

(a)           All notices required by this Agreement shall be in writing and shall be sufficiently given if delivered or mailed by registered or certified mail, return receipt requested, to the parties at their respective addresses set forth below. Any party may specify a different address by written notice to the other, in accordance with this Section. All notices shall be deemed to have been given as of the date so delivered or mailed.

To the Bank:

900 Bedford Street
Stamford, CT
Attention:  Chairman of the Board of Directors

To Executive:

Robert F. O'Connell

(b)           Except insofar as Executive may be subject to general policies adopted by the Bank from time to time, this Agreement contains the entire agreement between the parties, and there are no other representations, warranties, conditions or agreements relating to the subject matter of this Agreement.

(c)           The waiver by any party of any breach or default of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

(d)           This Agreement may not be changed orally but only by an agreement in writing duly executed on behalf of the party against which enforcement of any waiver, change, modification, consent or discharge is sought.

(e)           This Agreement shall be binding upon and inure to the benefit of the Bank and Executive and their respective successors, assigns, heirs and legal representatives. Insofar as Executive is concerned, this Agreement is personal and Executive's duties under it shall not be assigned by Executive.

(f)           Each of the parties agrees to execute all further instruments and documents and to take all further action as the other party may reasonably request in order to effectuate the terms and purposes of this Agreement.

(g)           This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same instrument.

(h)           This Agreement shall be construed pursuant to and in accordance with the laws of the State of Connecticut.

(i)           Wherever used in this Agreement, the masculine, feminine and neuter pronouns shall be fully interchangeable, and the singular shall include the plural where the context so requires and vice versa.

(j)           If any term or provision of this Agreement is held or deemed to be invalid or unenforceable, in whole or in part, by a court of competent jurisdiction, such term of provision shall be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

PATRIOT NATIONAL BANK

By: _______________________________
Chairman of Board of Directors

PATRIOT NATIONAL BANCORP, INC.

By: _______________________________
Robert F. O'Connell
Executive